Exhibit 1

U.S. $75 million 12 1/2% Senior Subordinated Notes due 2013
Neenah Foundry Company
EXCHANGE AGREEMENT

December 29, 2006

TONTINE CAPITAL PARTNERS, L.P. (“Tontine”),
55 Railroad Avenue, 1st Floor
Greenwich, CT 06830

Dear Sirs:

1. Introductory. Neenah Foundry Company, a Wisconsin corporation (the “Company”), hereby agrees to issue to you, at the time set forth in this Agreement, U.S.$75,000,000 of the Company’s 12 1/2% Senior Subordinated Notes due 2013 (the “New Subordinated Notes”) in exchange for an equal principal amount of the Company’s outstanding 13% Senior Subordinated Notes due 2013 (the “13% Notes”) that you now own. The New Subordinated Notes will be substantially in the form attached hereto as Schedule A. Concurrently with the issuance of the New Subordinated Notes, the Company will also issue and sell to Credit Suisse Securities (USA) LLC (“Credit Suisse”) U.S. $225,000,000 9 1/2% Senior Secured Notes due 2017 (the “Senior Notes”) pursuant to a Purchase Agreement (the “Senior Notes Purchase Agreement”) dated December 15, 2006, a copy of which is attached hereto as Schedule B. The payment of principal of, and interest on, the New Subordinated Notes will be guaranteed on a subordinated basis, jointly and severally (the “Guarantees”), by all of the Company’s Wholly Owned Domestic Restricted Subsidiaries as defined in the form of Indenture attached to and incorporated by reference into the New Subordinated Notes (the “Indenture”). Our Wholly Owned Domestic Restricted Subsidiaries are collectively referred to as the “Guarantors” herein. The New Subordinated Notes and the Guarantees will be unsecured. The New Subordinated Notes and the Guarantees are herein collectively referred to as the “Exchanged Securities.” The United States Securities Act of 1933, as amended, is herein referred to as the “Securities Act.”

Holders (including subsequent transferees) of the Exchanged Securities will have the registration rights set forth in the registration rights agreement (the “Registration Rights Agreement”), to be dated the date hereof, for so long as such Exchanged Securities constitute “Transfer Restricted Securities” (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Company will agree to file with the Securities and Exchange Commission (the “Commission”) under the circumstances set forth therein, (i) a registration statement under the Securities Act relating to other securities that are identical in all material respects to the Exchanged Securities and registered under the Securities Act (the “Registered Exchange Securities”), to be offered in exchange for the Exchanged Securities (such offer to exchange being referred to as the “Exchange Offer”) or, in certain circumstances (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, the “Registration Statements”) relating to the resale by certain holders of the Exchanged Securities, and to use its commercially reasonable efforts to cause such Registration Statements to be declared and remain effective and usable for the periods specified in the Registration Rights Agreement and to consummate the Exchange Offer. The Exchanged Securities and the Registered Exchange Securities are referred to collectively as the “Securities.”

The Company has commenced an offer to purchase (the “Tender Offer”) any and all of its existing U.S. $133,130,000 11% Senior Secured Notes due 2010 (the “2010 Notes”), together with a related solicitation of consents (the “Consent Solicitation”), as further described in the Offer to Purchase and Consent Solicitation

Statement dated December 15, 2006 (the “Offer to Purchase and Consent Solicitation Statement”). The Company also has negotiated an Amended and Restated Loan and Security Agreement among the Company, as Borrower, and Bank of America, N.A., as Agent, the other parties named therein and the Lenders named therein (the “New Credit Agreement”). The closing of the Tender Offer and the Consent Solicitation is conditioned on the purchase of at least a majority of the 2010 Notes in accordance therewith and on the closing of the sale of the Senior Notes and the closing of the New Credit Agreement.

The Company also plans to redeem (the “Redemption”) its 13% Notes that remain outstanding after completion of the exchange contemplated hereby in accordance with the terms of the indenture governing the 13% Notes (the “13% Notes Indenture”). The Redemption will occur as soon as practicable following the purchase of at least a majority of the 2010 Notes pursuant to the Tender Offer and the Consent Solicitation, the closing of the sale of the Senior Notes, and the closing of the New Credit Agreement.

The Company and the Guarantors hereby agree with Tontine as follows:

2. Representations and Warranties of the Company and the Guarantors. As appropriate in the context of this Agreement, the Company and the Guarantors, jointly and severally, hereby make to Tontine as of the date hereof each of the representations and warranties included in Section 2 of the Senior Notes Purchase Agreement, as fully as if completely set forth in this place. In addition, the Company and the Guarantors, jointly and severally, further represent and warrant to, and agree with, Tontine that:

(a) This Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors. The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and each of the Guarantors and each of this Agreement and the Registration Rights Agreement is the valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each Guarantor in accordance with its terms, except that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing and except that any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy.

(b) Neither the Company nor any of its subsidiaries nor any agent thereof acting on the behalf of them has taken, and none of them will take, any action that might cause this Agreement or the issuance of the Exchanged Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(c) No securities of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as the Exchanged Securities are listed on any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934 (the “Exchange Act”) or quoted in a U.S. automated inter-dealer quotation system.

(d) Assuming the accuracy of the representations by Tontine in Section 4 of this Agreement, the issuance of the Exchanged Securities to Tontine as contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof.

(e) The Exchanged Securities have been duly authorized, and when issued, executed, authenticated, delivered and paid for pursuant to this Agreement, the Exchanged Securities will have been duly executed and delivered by the Company and each Guarantor and will constitute valid and binding agreements of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with their respective terms, except that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

3. Issuance and Delivery of Exchanged Securities in Exchange for 13% Notes. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, promptly after the execution and delivery hereof the Company shall issue and sell $75,000,000 of the Exchanged Securities to Tontine in exchange for an equal principal amount of 13% Notes owned by Tontine and the payment to Tontine of the accrued and unpaid interest on such 13% Notes, and Tontine shall acquire $75,000,000 of the Exchanged Securities from the Company in exchange for an equal principal amount of the 13% Notes and the payment to Tontine of the accrued and unpaid interest on such 13% Notes.

4. Representations by Tontine; Resale. Tontine represents and warrants that:

(a)                   Tontine is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an “Institutional Accredited Investor”).

(b)                  Tontine is acquiring the Exchanged Securities for its own account. Tontine owns the 13% Notes being exchanged for the Exchanged Securities free and clear of any liens, claims or encumbrances. This Agreement has been duly authorized, executed and delivered by Tontine. The Registration Rights Agreement has been duly authorized, executed and delivered by Tontine and each of this Agreement and the Registration Rights Agreement is the valid and binding agreement of Tontine, enforceable against Tontine in accordance with its terms, except that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing and except that any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy.

(c)                   Tontine has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Exchanged Securities and is able to bear the economic risks of and an entire loss of its investment in the Exchanged Securities.

(d)                  Tontine is not acquiring the Exchanged Securities with a view to any distribution thereof in a transaction that would violate the Securities Act or the securities laws of any State of the United States or any other applicable jurisdiction.

(e)                   Tontine acknowledges that the Exchanged Securities have not been registered under the Securities Act and that the Exchanged Securities may not be offered or sold within the United States or to or for the benefit of U.S. persons except as set forth below.

Tontine agrees for the benefit of the Company that the Exchanged Securities may be offered, sold, pledged or otherwise transferred only in accordance with the Securities Act and any applicable securities laws of any State of the United States and only (a) to the Company, (b) pursuant to a registration statement which has become effective under the Securities Act, (c) to a qualified institutional buyer in compliance with Rule 144A under the Securities Act, (d) in an offshore transaction in compliance with Rule 904 of Regulation S under the Securities Act, (e) in a principal amount of not less than $250,000, to an Institutional Accredited Investor that, prior to such transfer, delivers to the Company or any trustee under the Indenture (if one is appointed, the “Trustee”) a duly completed and signed certificate (the form of which may be obtained from the Company or the Trustee) relating to the restrictions on transfer of the Exchanged Securities or (f) pursuant to an exemption from registration provided by Rule 144 under the Securities Act or any other available exemption from the registration requirements of the Securities Act.

Prior to the registration of any transfer in accordance with (c) or (d) above, Tontine acknowledges that a duly completed and signed certificate (the form of which may be obtained from the Company or the Trustee) must be delivered to the Company or the Trustee. Prior to the registration of any transfer in accordance with (e) or (f) above, Tontine acknowledges that the Company reserves the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer is being made in compliance with the Securities Act and applicable state securities laws. Tontine acknowledges that no representation is made as to the availability of any Rule 144 exemption from the registration requirements of the Securities Act.

Tontine understands that the Company and the Trustee will not be required to accept for registration of transfer any Notes acquired by Tontine, except upon presentation of evidence satisfactory to the Company and the Trustee that the foregoing restrictions on transfer have been complied with. Tontine further understands that if the Exchanged Securities are in the form of definitive physical certificates, such certificates will bear a legend reflecting the substance of the preceding paragraph. Tontine further agrees to provide to any person acquiring any of the Exchanged Securities from Tontine a notice advising such person that resales of the Exchanged Securities are restricted as stated herein and that certificates representing the Exchanged Securities will bear a legend to that effect.

Tontine agrees to notify the Company promptly in writing if any of its acknowledgments, representations or agreements herein ceases to be accurate and complete. Tontine represents and warrants that it has full power to make the foregoing acknowledgments, representations and agreements.

5. Certain Agreements of the Company. The Company agrees with Tontine that:

(a) The Company will furnish to Tontine copies of the following documents with respect to the Senior Notes (each as defined in the Senior Notes Purchase Agreement): the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as Tontine reasonably requests. At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company will promptly furnish or cause to be furnished to Tontine copies of the information required to be delivered to holders and prospective purchasers of the Exchanged Securities pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales of the Exchanged Securities. The Company will pay the expenses of printing and distributing to Tontine all such documents.

(b) During the period that Tontine holds any of the Exchanged Securities, unless otherwise publicly available, the Company will furnish to Tontine, as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year, if one is prepared; and unless otherwise publicly available, the Company will furnish to Tontine, (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders, and (ii) from time to time, such other information concerning the Company as Tontine may reasonably request.

(c) During the period of two years after the date hereof, the Company will not be, or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(d) The Company will pay all expenses incidental to the performance of its obligations under this Agreement, the related Indenture and the Registration Rights Agreement.

(e) The Company will not at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act to cease to be applicable to the offer and sale of the Exchanged Securities to Tontine.

(f) Promptly after the execution and delivery of this Agreement Tontine shall receive an opinion, dated the date hereof, of Quarles & Brady LLP, counsel for the Company, substantially to the effect that:

(i) The Company is a corporation validly existing and in good standing (or equivalent status) (meaning that the Company has filed its most recent required annual report, and has not filed articles of dissolution, with the Wisconsin Department of Financial Institutions) under the laws of the State of Wisconsin with corporate power to own its properties and conduct its business as described in the General Disclosure Package with respect to the Senior Notes;

(ii) Each Guarantor is a corporation validly existing and in good standing (or equivalent status) (meaning, in the case of any Guarantor incorporated under the laws of the State of Wisconsin, that such Guarantor has filed its most recent required annual report, and has not filed articles of dissolution, with the Wisconsin Department of Financial Institutions) under the laws of the jurisdiction of its organization, with corporate power to own its properties and conduct its business as described in the General Disclosure Package with respect to the Senior Notes;

(iii) The issuance of the Exchanged Securities in exchange for an equal principal amount of the 13% Notes has been authorized by all necessary corporate action on the part of the Company and each Guarantor and the Exchanged Securities are the valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, except that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing;

(iv) The Company is not and, after giving effect to the offering and sale of the Exchanged Securities will not be an “investment company” that is required to be registered under the Investment Company Act;

(v) No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court which such counsel has, in the exercise of customary professional diligence, recognized as applicable to the Company or the Guarantors, is required in connection with the issuance or sale of the Exchanged Securities by the Company and the Guarantors, except (a) such as have been made or obtained prior to the date of the opinion, (b) such as may be required under the Securities Act, the Exchange Act or regulations thereunder in connection with the transactions contemplated by the Exchange Offer Registration Statement or, if required, the Shelf Registration Statement, (c) such as may be required under applicable state and provincial securities or “blue sky” laws or legal investment laws, and (d) the possible eventual qualification of the Indenture under the Trust Indenture Act of 1939, as amended;

(vi) This Agreement and the Registration Rights Agreement have each been authorized, executed and delivered by the Company and each Guarantor;

(vii) The Registration Rights Agreement is a valid and binding agreement of the Company and each Guarantor, enforceable against the Company and each Guarantor in accordance with its terms, except that the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing and except that any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations; and

(viii) Assuming the accuracy of the representations by Tontine in Section 4 of this Agreement, it is not necessary in connection with the offer, sale and delivery of the Exchanged Securities by the Company to Tontine pursuant to this Agreement to register the Exchanged Securities under the Securities Act, it being expressly understood that such counsel need express no opinion as to any subsequent reoffer or resale of any of the Exchanged Securities by Tontine.

Such legal opinion may state that it is limited to matters governed by the federal laws of the United States of America, the internal laws of the state of Wisconsin and the General Corporation Law of the State of Delaware, and may contain other customary assumptions, limitations and qualifications as provided therein. With respect to opinions regarding the enforceability of any instrument or agreement that provides that it is governed by the laws of a jurisdiction other than Wisconsin, or the creation of any security interest under such an instrument or agreement, such legal opinion may be rendered as if the internal laws of Wisconsin (without giving effect to its choice of law principles) governed such instrument or agreement.

(g) The Company and the Guarantors shall execute and deliver the Registration Rights Agreement.

(h) The Company shall cause the Trustee under the 13% Notes Indenture to send a notice of redemption to each holder of the 13% Notes in accordance with the 13% Notes Indenture calling for redemption of all of the outstanding 13% Notes and shall irrevocably deposit with the Trustee money sufficient to pay at redemption all of the outstanding 13% Notes.

The Company will furnish Tontine with such conformed copies of such opinions, certificates, letters and documents as Tontine reasonably requests.

6. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company or its officers and of Tontine set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of Tontine, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Exchanged Securities.

7. Notices. All communications hereunder will be in writing and, if sent to Tontine will be mailed, delivered or telegraphed and confirmed to Tontine at the address set forth above, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at 2121 Brooks Avenue, P.O. Box 729, Neenah, Wisconsin 54957 Attention: William M. Barrett.

8. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors, and no other person will have any right or obligation hereunder.

9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

10. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.

If the foregoing is in accordance with Tontine’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Guarantors and Tontine in accordance with its terms.

Very truly yours,

NEENAH FOUNDRY COMPANY

By:	/s/ Gary W. LaChey
Name: Gary W. LaChey
Title: Corporate Vice President — Finance
and Chief Financial Officer

GUARANTORS:

ADVANCED CAST PRODUCTS, INC.
DALTON CORPORATION
DALTON CORPORATION, WARSAW
MANUFACTURING FACILITY
DALTON CORPORATION, STRYKER
MACHINING FACILITY CO.
DALTON CORPORATION, ASHLAND
MANUFACTURING FACILITY
DALTON CORPORATION, KENDALLVILLE
MANUFACTURING FACILITY
DEETER FOUNDRY, INC.
GREGG INDUSTRIES, INC.
MERCER FORGE CORPORATION
A&M SPECIALTIES, INC.
NEENAH TRANSPORT, INC.
CAST ALLOYS, INC.
BELCHER CORPORATION
PEERLESS CORPORATION

Acting on behalf of each of the Guarantors

By:	/s/ Gary W. LaChey
Name: Gary W. LaChey
Title: Corporate Vice President — Finance
and Chief Financial Officer

The foregoing Exchange Agreement
  is hereby confirmed and accepted
  as of the date first above written.

Tontine Capital Partners, L.P.

By:	/s/ Jeffrey L. Gendell
Name: Jeffrey L. Gendell
Title: